AMENDMENT #1 TO THE SECURITIES PURCHASE AGREEMENT, CONVERTIBLE PROMISSORY NOTE,

AND COMMON STOCK PURCHASE WARRANT DATED JANUARY 28, 2019

THIS AMENDMENT #1 (the “Amendment”) to the SPA (as defined below), Note (as defined below), and Warrant (as defined below) is made effective as of February 13, 2019, by and between Generex Biotechnology Corporation, a Delaware corporation (the “Company”), and FirstFire Global Opportunities Fund, LLC, a Delaware limited liability company (the “Holder”) (collectively the “Parties”).

BACKGROUND

A. The Company and Holder are the parties to that certain securities purchase agreement (the “SPA”), convertibl promissory note in the principal amount of $750,000.00 (the “Note”), and common stock purchase warrant for the purchase of 57,143 shares of the Company’s common stock (the “Warrant”), all dated January 28, 2019; and

B. The Parties desire to amend the SPA, Note, and Warrant, as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The reference to “one hundred twenty (120) days following the Issue Date” in Section 3.23 of the Note shall be replaced with “one hundred twenty (120) days following the Issue Date (provided, further, that if the SEC’s offices are closed due to a shutdown of the U.S. government, then the number of days that the SEC’s offices are closed shall be added to the deadline for effectiveness)”. The Company shall not provide more advantageous terms to any of its other debt holders with respect to the filing obligations identified in this Section 1 of this Amendment unless the Company provides such terms to the Holder as well.

2. The references to “January 28, 2019” in the Note, SPA, and Warrant shall be amended to February 13, 2019.

3. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the SPA, Note, and Warrant. Except as specifically modified hereby, all of the provisions of the SPA, Note, and Warrant which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

GENEREX BIOTECHNOLOGY CORPORATION

By:
Name: Joseph Moscato
Title: Chief Executive Officer

FIRSTFIRE GLOBAL OPPORTUNITIES FUND, LLC

By: FirstFire Capital Management LLC, its manager

By:
ELI FIREMAN

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